Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Exyn Technologies, Inc. of our report dated March 17, 2026 (except for the Reverse Stock Split described in Note 1 to the consolidated financial statements, as to which the date is April 6, 2026), relating to the consolidated financial statements of Exyn Technologies, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

April 14, 2026